Exhibit  (a)(7)

HP Inc. 1501 Page Mill Road Palo Alto, CA 94304 hp.com
News Release HP Issues Letter to Shareholders
Editorial contacts HP Inc. Media Relations MediaRelations@hp.com HP Inc. Investor Relations InvestorRelations@hp.com

PALO ALTO, Calif., March 25, 2020 – HP Inc. (NYSE: HPQ) today issued the following letter to shareholders:

Dear HP Shareholder,

As a community, we are all focused on managing the unprecedented COVID-19 pandemic with urgency and a deep sense of care. We are committed to doing everything we can to support those in need and respond to the challenges at hand. This pandemic is still unfolding, and it will impact people, the economy and business activities for months, if not longer.

Our primary responsibility in this difficult period is to focus on HP’s business and address the needs of our ecosystem of stakeholders around the world, including our shareholders, our millions of customers, our 250,000 partners, and our team of approximately 55,000 employees. We are actively managing many challenges, including assuring the health and safety of our people, addressing supply chain disruptions, monitoring and addressing our customers’ liquidity needs and, more broadly, ensuring HP is well-positioned to support people working remotely.

At the same time, we are committed to protecting your investment in HP. Since Xerox launched its unsolicited exchange offer and nominated directors, the global social, economic and financial environments have changed radically. Despite this, Xerox continues to advance its tender offer and its proposed slate of directors in an effort to force a combination.

It is important for shareholders to understand that, under these circumstances and consistent with our fiduciary duties, we believe that we should not divert valuable time, attention and resources to a dialogue with Xerox about its proposed transaction. Any complex, large-scale, highly leveraged transaction in the current economic environment could be disastrous for HP, its shareholders and our entire ecosystem. While we remain open-minded about M&A as a tool to add value for HP shareholders at the right time and on the right terms – it’s abundantly clear that now is not that time.

Our focus must now be on ensuring that we remain strong and resilient throughout this crisis while continuing to position the business for the opportunities ahead. This includes continuing to advance our leadership in our core businesses and disrupting new industries with breakthrough innovation, while significantly reducing our costs to become a more agile company.

HP is a strong company with market-leading positions across Personal Systems, Print, and 3D Printing & Digital Manufacturing. We have a healthy cash position and balance sheet that helps us to navigate unanticipated challenges such as the crisis now before us, while preserving strategic optionality to allow us to build on our strengths for the future.

We have consistently expressed deep concerns about the irresponsible capital structure that is reflected in Xerox’s proposal. Their proposed structure would saddle HP with a level of debt that it could not support, potentially leaving the company without the cash needed to effectively run the business. We believe this would put the company at risk of being in financial distress immediately upon consummation of Xerox’s proposed transaction. On top of this, the highly leveraged capital structure Xerox wants to implement could threaten the stability of the entire HP ecosystem and the livelihoods of our employees, customers and partners.

With regard to the cash portion of Xerox’s proposal, it is also important that HP shareholders understand that there would be six to 12 months of significant uncertainty before knowing whether the conditions are satisfied, and the transaction could be funded and closed. Even if Xerox is able to maintain its bridge commitments and raise additional equity financing, which is far from certain in the current climate, there are many conditions to its proposal that create uncertainty. These include regulatory approval across many countries, funding of the bridge commitments, new funding for the ongoing business, and Xerox’s securing approval of the transaction by its own shareholders.

We remain firmly committed to creating value for our shareholders and the principles that we have articulated that drive value. This includes our focus on execution of our recently announced plans, achieving the cost savings we have announced, and returning capital to our investors while dealing with the unprecedented new circumstances in which we must now operate.

We continue to be guided by our mission and values, as well the discipline of our management team and board who have the experience, skills, long-term perspective and temperament to provide stability and help HP navigate through the challenges and opportunities ahead.

We believe the Xerox proposal fundamentally undervalues HP, threatens the future of both companies, and creates an unacceptable level of risk to both HP and Xerox shareholders. Our duty now is to protect our organization – and your investment. And that’s exactly what we are going to do.

On Behalf of Your Board of Directors,

 Enrique Lores          Chip Bergh
President & CEO          Chairman of the Board

Forward-Looking Statements
This document contains forward-looking statements that involve risks, uncertainties and assumptions. If the risks or uncertainties ever materialize or the assumptions prove incorrect, actual results may differ materially from those expressed or implied by such forward-looking statements and assumptions.

All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any statements about the exchange offer or Xerox’s director nominations; any statements of expectation or belief; any statements regarding HP’s long term plan or future strategy; any statements relating to the plans, strategies and objectives of management for future operations; any statements concerning the expected development, performance, market share or competitive performance relating to products or services; any statements regarding current or future macroeconomic trends or events and the impact of those trends and events on HP and its financial performance; and any statements of assumptions underlying any of the foregoing.

Risks, uncertainties and assumptions include factors relating to the novel coronavirus (COVID-19) and its effect on U.S. and world financial markets, general global economic conditions, and HP’s own operations and personnel; HP’s ability to execute on its strategic plan, including the recently announced initiatives, business model changes and transformation; industry, market, economic, political, regulatory and global health conditions; execution of planned structural cost reductions and productivity initiatives; potential developments involving Xerox Holdings Corporation; HP’s ability to complete any contemplated share repurchases, other capital return programs or other strategic transactions; the need to address the many challenges facing HP’s businesses; the competitive pressures faced by HP’s businesses; risks associated with executing HP’s strategy, business model changes and transformation; successfully innovating, developing and executing HP’s go-to-market strategy, including online, omnichannel and contractual sales, in an evolving distribution and reseller landscape; successfully competing and maintaining the value proposition of HP’s products, including supplies; the impact of macroeconomic and geopolitical trends and events; the need to manage third-party suppliers, manage HP’s global, multi-tier distribution network, limit potential misuse of pricing programs by HP’s channel partners, adapt to new or changing marketplaces and effectively deliver HP’s services; challenges to HP’s ability to accurately forecast inventories, demand and pricing, which may be due to HP’s multi-tiered channel, sales of HP’s products to unauthorized resellers or unauthorized resale of HP’s products; the protection of HP’s intellectual property assets, including intellectual property licensed from third parties; risks associated with HP’s international operations; the development and transition of new products and services and the enhancement of existing products and services to meet customer needs and respond to emerging technological trends; the execution and performance of contracts by HP and its suppliers, customers, clients and partners; the hiring and retention of key employees; integration and other risks associated with business combination and investment transactions; the results of the restructuring plans, including estimates and assumptions related to the cost (including any possible disruption of HP’s business) and the anticipated benefits of the restructuring plans; disruptions in operations from system security risks, data protection breaches, cyberattacks, extreme weather conditions, medical epidemics or pandemics such as the novel coronavirus, and other natural or manmade disasters or catastrophic events; the impact of changes in tax laws, including uncertainties related to the interpretation and application of the Tax Cuts and Jobs Act of 2017 on HP’s tax obligations and effective tax rate; the resolution of pending investigations, claims and disputes; and other risks that are described in HP’s Annual Report on Form 10-K for the fiscal year ended October 31, 2019, and HP’s other filings with the SEC.

Important Information
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the exchange offer commenced by Xerox, HP has filed a solicitation/recommendation statement on Schedule 14D-9 with the SEC. HP SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ HP’S SOLICITATION/RECOMMENDATION STATEMENT ON SCHEDULE 14D-9 BECAUSE IT CONTAINS IMPORTANT INFORMATION. Shareholders may obtain free copies of the solicitation/recommendation statement on Schedule 14D-9, as well as any other documents filed by HP with the SEC, without charge at the SEC’s website at www.sec.gov. In addition, investors and security holders will be able to obtain free copies of these documents from HP by directing a request to Investor Relations, 1501 Page Mill Road, Palo Alto, CA 94304, or by calling (650) 857-1501.

HP has filed a preliminary proxy statement with the SEC in connection with the solicitation of proxies for the 2020 Annual Meeting of Shareholders, and a definitive proxy statement and a WHITE proxy card will be filed with the SEC and mailed to HP’s shareholders. HP SHAREHOLDERS ARE URGED TO READ ANY PROXY STATEMENT AND OTHER RELEVANT MATERIALS IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain free copies of these and other SEC filings made by HP (when available) without charge from the sources indicated above.

Certain Information Concerning Participants
HP and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies under the rules of the SEC. Information regarding the names, affiliations and interests of HP’s directors and executive officers is set forth in the preliminary proxy statement for the 2020 Annual Meeting of Shareholders and will be set forth in the definitive proxy statement. Shareholders may obtain free copies of these documents without charge from the sources indicated above.

About HP Inc.
HP Inc. (NYSE: HPQ) creates technology that makes life better for everyone, everywhere. Through our product and service portfolio of personal systems, printers and 3D printing solutions, we engineer experiences that amaze. More information about HP Inc. is available at www.hp.com.